Exhibit 10.2

CARDIONET, INC.
LONG TERM INCENTIVE PLAN

SECTION 1                               PLAN ESTABLISHMENT AND OBJECTIVES

1.1                               Objectives of the Plan

The objectives of this CardioNet, Inc. (the “Company”) Long Term Incentive Plan (the “Plan”) are:

a.               To drive growth in shareholder value for the Company;

b.              To reward key employees for demonstrated value creation;

c.               To provide a retention incentive for key employees;

d.              To build equity ownership among the executive team;

e.               To focus executives on multi-year operating performance.

Awards granted under the Plan (the “Awards”) are intended to share the success of the Company with key employees to the extent warranted by performance.

1.2                               Awards Under 2008 Equity Incentive Plan

Awards will be granted pursuant to the Company’s 2008 Equity Incentive Plan (“EIP”) and will be administered by the Compensation Committee of the Company’s Board of Directors (the “Committee”) pursuant to the terms of the EIP.

SECTION 2                               ELIGIBILITY

2.1                               Eligibility

All executive officers and other employees selected by the Committee (the “Key Employees”) are eligible to receive Awards.

SECTION 3                               INCENTIVE AWARDS

3.1                               Award Grant Process

Under the Plan, each Key Employee shall receive a set of annual Awards consisting of a stock option Award and restricted stock Award.  The process for granting Awards shall be as follows:

A.                                    During the first three months of each fiscal year (or, with respect to 2008, at the time of the adoption of the Plan), the Committee will determine a target dollar value (the “Dollar Value”) for each Key Employee.  Unless otherwise determined by the Compensation Committee, the Dollar Value will be equal to a percentage (the “Applicable Percentage”) of each Key Employee’s Base Salary (as that term is defined in the Company’s Management Incentive Plan).  The Applicable Percentage may differ from Key Employee to Key Employee and may be equal to, greater than or less than 100% of the Key Employee’s Base Salary.

B.                                    During the first three months of each fiscal year (or, with respect to 2008, at the time of the adoption of the Plan), the Committee will also determine an annual corporate earnings per share goal (the “Financial Target”).

C.                                    At the beginning of the next fiscal year following the determinations made in paragraphs (A) and (C) above, within 30 days following the approval of the Company’s year end audited financial statements by the Audit Committee of the Company’s Board of Directors (the “Audit Committee”) for the fiscal year just ended, the Committee will adjust (up or down) the Dollar Value for the purpose of making prospective awards as set forth in paragraph (D) below (which adjustment shall not effect any prior awards granted under this Plan).  The adjusted value shall be referred to as the “Adjusted Dollar Value” and shall be determined as follows:

1.                                      The Committee shall adjust the Company’s GAAP earnings per share as necessary, in the Committee’s sole discretion, to account for the effect of non-operational items such as taxes and interest income (such adjusted earnings per share, the “Adjusted EPS”).

2.                                      The Committee shall calculate the percentage (the “Goal Achievement Percentage”) by which the Adjusted EPS differs from the Financial Target.  The Goal Achievement Percentage shall be positive in the event that the Adjusted EPS exceeds the Financial Target and negative in the event that the Adjusted EPS is less than the Financial Target.  In no case shall the Goal Achievement Percentage be higher than 20% or lower than -20%.

3.                                      The Committee shall determine a performance modifier (the “Performance Modifier”) equal to two (2) times the Goal Achievement Percentage.  In no case shall the Performance Modifier be higher than 40% or lower than -40%.

4.                                      The Adjusted Dollar Value will equal (A) the Dollar Value plus (B) the product of (i) the Dollar Value times (ii) the Performance Modifier.

E.                                      After the Committee determines the Adjusted Dollar Value, the Committee will grant a stock option Award and a restricted stock Award to each Key Employee as follows:

1.                                      One half of the value of the Adjusted Dollar Value will be converted into a stock option Award.  The number of shares underlying the stock option Award will be determined by dividing (a) one-half of the Adjusted Dollar Value by (b) the Black-Scholes value of an option covering one share of stock to determine the number of options.  Each such stock option Award will vest one-fourth at the end of each year, will have a 10-year exercise period, will be granted pursuant to a form of stock option agreement under the EIP and will have an exercise price equal to the fair market value of the Company’s common stock on the date of grant as determined under the EIP. If the Key Employee terminates employment prior to a vesting date, then all unvested options will be forfeited.

2.                                      One half of the value of the Adjusted Dollar Value will be converted into a restricted stock Award.  The number of shares underlying the restricted stock Award will be determined by dividing (a) one-half of the Adjusted Dollar Value by (b) fair market value of the Company’s common stock on the date of grant, as determined in the EIP.  Shares of the Company’s common stock shall be issued upon grant of the restricted stock Award, subject to a reacquisiton right in favor of the Company that lapses in full on the third year anniversary of the date of grant.  If the Key Employee terminates employment prior to the third anniversary of the date of grant, all restricted stock and related dividends associated with such grant will be forfeited and automatically reacquired by the Company for no consideration.  Restricted stock will be granted pursuant to a form of restricted stock agreement under the EIP.

3.2                               Tax Withholding

The Company may withhold, or require the withholding from any payment which it is required to make, any federal, state, or local taxes required by law to be withheld with respect to such payment and such sum as the Company may reasonably estimate as necessary to cover any taxes for which the Company may be liable and which may be assessed with regard to such payment.

SECTION 4                               ADMINISTRATION

4.1                               General Provisions

The Committee will have oversight of the Plan.  The Committee shall have authority to delegate responsibility for performance of administrative functions necessary for the Plan and the Awards to the Human Resources, Finance and Accounting Departments of the Company.

4.2                               Modifications of the Plan;  At-Will Employment

The Company reserves the right to change, modify or terminate this Plan without notice.  Nothing in this document is intended to, nor does, alter the existing at-will employment relationship.  Key Employees are free to resign at any time, for any reason.  Similarly, the Company is free to end the employment relationship of any Key Employee at any time with or without cause.